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                         [LETTERHEAD OF GROVE WORLDWIDE]

Mr. G. F. Heidinger
2019 Springdale Drive                                              July 24, 1997
Martinsburg, WV 25401

                             PERSONAL & CONFIDENTIAL

Dear Mr. Heidinger:

1.    Introduction.

      Grove Worldwide (the "Company") believes that the establishment and maintenance of a sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company, the Company's ultimate parent company, Hanson PLC ("Hanson") and Hanson's stockholders. The Company also recognizes that the possibility of a Change in Control (as defined in Exhibit A), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company, Hanson and Hanson's stockholders, the Company has determined that it is appropriate to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication. Accordingly, subject to Section 2, upon your written acceptance of the terms of this agreement (the "Agreement") evidenced by your signing below, the Company intends to provide you the protections set forth herein as of the Effective Date.

      The arrangements set out in this Agreement are a private contractual arrangement with you and do not reflect the severance policy of the Company to employees generally and accordingly your acceptance of the terms of this Agreement will constitute your agreement to maintain the terms of this Agreement confidential.

2.    Effective Date and Term.

      Notwithstanding anything else herein, this Agreement became effective (the "Effective Date") as of March 1, 1997. This Agreement shall expire on the earliest of (i) three (3) years from the Effective Date, provided that if a Change in Control takes place prior to three (3) years from the Effective Date, the duration of this Agreement shall be until two (2) years after the Change in Control; or (ii) subject as otherwise provided in Section 3 herein the date of your death or the termination of your employment with the Company whether as a result of Disability (as defined herein), retirement or any other reason prior to a Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment or provide any benefit to you pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled.

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      Disability for purposes of this Agreement shall mean your inability to perform your material duties and responsibilities due to the same or related physical or mental illness for one hundred and eighty (180) consecutive days. A termination for Disability shall be deemed to occur when you are terminated by the Company by written notice while you remain disabled.

3.    Termination Following a Change in Control.

      If a Change in Control occurs and your employment is terminated by the Company without Cause (as defined in Section 5 herein) other than for Disability or you terminate your employment with the Company for Good Reason (as defined in Section 4 herein), during the period from the date of the Change in Control to two (2) years after the date of such Change in Control, then you shall be entitled to the amounts and benefits provided in Section 6 herein upon such termination. In addition, notwithstanding the foregoing, in the event you are either terminated by the Company without Cause (other than for Disability) or you terminate your employment for Good Reason, in either case within one hundred and eighty (180) days prior to the occurrence of a Change in Control (based on an event that occurred within such one hundred and eighty (180) day period prior to the occurrence of a Change in Control), such termination shall, upon the occurrence of a Change in Control, be deemed to be covered under the Agreement and you shall be entitled to the amounts payable hereunder.

4.    Termination for Good Reason.

      A termination for Good Reason for purposes of this Agreement shall mean a termination by you effected by a written notice of termination for Good Reason given within sixty (60) days after the occurrence of the Good Reason event. "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of (i) any material diminution of your positions, duties or responsibilities with the Company (except in connection with the termination of your employment for Cause, Disability, as a result of your death, or temporarily as a result of your illness or other absence) from the highest position held within one hundred and eighty (180) days prior to a Change in Control or the assignment to you of duties or responsibilities that are inconsistent with your aforementioned highest position; (ii) your removal from, or the non-reelection to your positions with the Company held within one hundred and eighty (180) days prior to a Change in Control; (iii) a relocation of the Company's principal United States executive offices to a location more than twenty-five (25) miles from where they are at the time of the Change in Control, or a relocation by the Company of your principal office away from such principal United States executive offices; (iv) a reduction by the Company of your rate of annual base salary to a level below your highest rate of base salary within one hundred and eighty (180) days prior to the Change in Control;
      (v) a failure by Hanson or the Company (A) to continue any bonus plan, program or arrangement in which you were entitled to participate during the one hundred and eighty (180) days prior to the


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      Change in Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at Hanson's or the Company's discretion from time to time but shall be deemed terminated if plans providing you with substantially similar benefits are not substituted therefor ("Substitute Plans") or (B) to consider you a participant in the Bonus Plans or Substitute Plans on not less than the same target level of award and not more than the same level of difficulty for achievability of such award as was applicable to you immediately prior to any change in such plans, in accordance with the Bonus Plans or Substitute Plans; or (vi) any breach by the Company of any material provision of this Agreement, unless the applicable circumstances under (i) through (vi) are fully corrected prior to the date of termination specified in the notice of termination for Good Reason. The notice of termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

5.    Termination for Cause.

      A termination for Cause means a termination by the Company effected by a written notice of termination for Cause. The term "Cause" shall be limited to your: (i) willful misconduct with regard to the Company or its business, assets or employees; (ii) refusal to follow the proper written direction of the Board of Directors of the Company (the "Board") or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if in good faith you believe that such direction is illegal, unethical or immoral and you promptly so notify the Board or the more senior officer (whichever is applicable); (iii) conviction of (or pleading of nolo contendere to) a felony (other than a traffic violation);
      (iv) breach of any fiduciary duty owed to the Company or any affiliate; or
      (vi) dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes). The date of termination for a termination for Cause shall be the date indicated in the notice of termination.

6.    Compensation on Termination.

      If pursuant to Section 3 you are entitled to amounts and benefits under this Section 6, subject to Section 10, the Company shall pay and provide to you: (A) in a lump sum within five (5) days after such termination (or, if such termination occurred within one hundred and eighty (180) days prior to a Change in Control, within five (5) days after the Change in Control) (i) two (2) times your highest annual base salary in effect within one hundred and eighty (180) days prior to the Change in Control,
      (ii) two (2) times the highest annual bonus paid or payable (excluding any top hat payments, if applicable) to you for any of the last two (2) completed years by the Company or its predecessors, (iii) any un-reimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and (iv) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to you but not yet paid; (B) any other amounts or benefits due under the then applicable employee benefit, incentive or equity plans of Hanson or the Company applicable to you as shall be


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      determined and paid in accordance with such plans, except to the extent paid pursuant to (A) above; (C) two (2) years of additional service and compensation credit (at your highest compensation level in the one hundred and eighty (180) day period prior to the Change in Control) for pension purposes under any defined benefit type qualified or non-qualified pension plan or arrangement of the Company and its affiliates applicable to you, measured from the date of termination of employment and not credited to the extent that you are otherwise entitled to such credit during such two
      (2) year period, which payments shall be made through and in accordance with the terms of the non-qualified defined benefit pension plan or arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's or its affiliates' defined benefit plan covering you); (D) an amount equal to two (2) years of the maximum Company contribution (assuming you deferred the maximum amount and continued to earn your then current salary) measured from the date of termination of your employment under any type of qualified or non-qualified 401(k) plan (payable at the end of each such year and not payable to the extent otherwise contributed to such plan); and (E) payment by the Company of the premiums for you (except in the case of death) and your dependents' health coverage for two (2) years from the date of termination of your employment under the Company's health plans which cover the senior executives of the Company or materially similar benefits (to the extent not otherwise provided), provided that in the case of termination within one hundred and eighty (180) days prior to a Change in Control, the obligations under this subpart (E) shall only exist to the extent that you or your dependents, as the case may be, had timely elected or timely elect COBRA coverage which continued at the time of the Change in Control and the obligation with regard to the period prior to the Change in Control shall be limited to reimbursement of the COBRA premiums previously paid or due for such period. Any amendment or termination of benefits, equity or incentive plans within one hundred and eighty (180) days prior to, or after, a Change in Control that is detrimental to you shall be ignored with respect to (C), (D) and (E) above. Payments under
      (E) above may, at the discretion of the Company, be made by continuing your participation in the plan as a terminee, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment.

7.    Arbitration.

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the


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      award to be accompanied by findings of fact and the statement of reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne as determined by the arbitrator.

8.    Legal Fees.

      In the event the Company does not make the payments due hereunder on a timely basis and you collect any part or all of the payments provided for hereunder or otherwise successfully enforce the terms of this Agreement by or through a lawyer or lawyers, the Company shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which you may incur. The Company shall pay to you interest at the prime lending rate as announced from time to time by Citibank, N.A. on all or any part of any amount to be paid to you hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

9.    No Duty to Mitigate/Set-off.

      The Company agrees that if your employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you. The amounts due under Section 6 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company on termination of employment that is or may become applicable to you and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

10.   Successors; Binding Agreement.

      In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger,


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      consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall inure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives, estate trustees, or administrators of your estate. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you.

11.   Notices.

      Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

            (i) If to the Company, at: Grove Worldwide, P 0 Box 21, Shady Grove, PA 17256-0021, USA

                  Attention: Chief Executive Officer

            (ii) If to you, to the last shown address on the books of the Company.

      Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit (in the form of registered or certified mail, return receipt requested, postage prepaid) in the United States postal system. Any party may by notice designate another address or person for receipt of notices hereunder.

12.   Not an Agreement of Employment.

      This is not an agreement assuring employment and the Company reserves the right to terminate your employment at any time with or without Cause, subject to the payment provisions hereof if such termination is after, or within one hundred and eighty (180) days prior to, a Change in Control. You acknowledge that you are aware that you shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. The foregoing shall not affect your rights under any other agreement with the Company.


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13.   Miscellaneous.

      No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes any prior agreements between the Company and you. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

14.   Acknowledgment.

      You acknowledge that you: (a) have read this Agreement, understand its terms and that it has been entered into by you voluntarily; (b) that the payments to be made hereunder constitute additional compensation to you;
      (c) have had sufficient opportunity to consider this Agreement and discuss it with advisors of your choice, including your attorney and accountants;
      (d) have been informed that you have the right to consider this Agreement for a period of at least 21 days prior to entering into it; (e) have taken sufficient time to consider this Agreement before signing it; and (f) have the right to revoke this Agreement for a period of 7 days following the Agreement's execution by giving written notice to the Company.

15.   Release.

      As a material inducement to the Company to enter into this Agreement, you agree for yourself and your heirs, successors, and assigns that upon receipt of the amounts payable under this Agreement you hereby release and forever discharge the Company and any parent or affiliate thereof, its or their respective directors, officers, employees, agents, representatives, successors and assigns, from any and all claims, demands, actions, liability, damages, back pay, attorney fees, or rights of any and every kind or nature, accrued or unaccrued, known or unknown, arising out of or in any manner relating to your employment and termination of employment with the Company or its parents or affiliates including without limitation any alleged violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as the same may have been or be amended from time to time or any other federal, state or local law, regulation or ordinance (except for your existing accrued rights under the Company's (or any affiliate of the Company) pension plan, saving plan, health and welfare benefit plans, and the rights already granted to you under the Stock Option Scheme of Hanson PLC and/or any long term incentive plan of the Company, and except as expressly set forth


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      herein). If requested by the Company you agree to execute a further formal waiver and release at the time of termination of your employment and the payment by the Company of the amounts payable under this Agreement in the terms set out or substantially in the terms set out in this Section 16.

16.   Withholding Taxes.

      The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.   Governing Law.

      This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.


                                         Very truly yours,


                                         By: /s/ Robert C. Stift
                                            ------------------------------------
                                            Robert C. Stift
                                            Chairman and Chief Executive Officer

                                         Agreed and Accepted this
                                         25th day of July 1997


                                         /s/ G. F. Heidinger
                                         ---------------------------------------
                                         G. F. Heidinger


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                                    EXHIBIT A

                                Change in Control

For purposes of this Agreement, the term "Change in Control" shall mean the sale or transfer, directly or indirectly, of substantially all of the Company's business and assets to an entity not affiliated with Hanson PLC, or the purchase, directly or indirectly, by an entity not affiliated with Hanson PLC of more than 50% of the outstanding shares of the common stock of the Company. For purposes of this definition, an affiliate of Hanson PLC refers to any person or business entity, directly or indirectly, controlling, controlled by, or under the common control with Hanson PLC, with the term "control" referring to any person or business entity owning, directly or indirectly, more than a 50% equity interest in the controlled entity or possessing the power to direct or cause the direction of the management or policies of the controlled entity.

Only one (1) Change in Control may take place under this Agreement.


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